Exhibit 10.25

May 25, 2011

Wouter Latour, MD
3826 Magnolia Drive
Palo Alto CA 94306

Dear Wouter:

Vaxart (the “Company”) is pleased to offer you the position of Chief Operating Officer to begin on June 15, 2011. This is a sixty-percent-time position, reporting to the CEO. Any employment or other engagement with any entity other than the Company must have prior approval from the Company’s Board of Directors (the “Board”).

Salary and Benefits

You will be paid an annual salary of $180,000. Your salary will be payable in either one payment per month or in two equal payments per month pursuant to the Company’s regular payroll policy. You will be eligible for an annual bonus with a target of 30% of your base salary; the actual amount awarded will be dependent on achievement of company goals and your personal goals, as assessed by the Board in their sole discretion. You will be paid a signing bonus of $25,000 with your first payroll; if you resign other than in association with a Change of Control within your first year of employment, you agree to repay the Company the amount of your signing bonus. If you are terminated except for either i) cause or ii) within the six months following Change of Control, you will be eligible for severance pay at your then-current base salary for six months. Your base salary will be reviewed at least annually as part of the Company’s normal performance and salary review process.

The Company will provide you with the opportunity to participate in standard benefit plans, if any, available to other similarly situated employees, subject to any eligibility requirements imposed by such plans.

You will be entitled to Standard Company Holidays and paid vacation of 9 days per year. Vacation may be accrued up to a maximum of 18 days. Sick leave is accrued according to the city of San Francisco policy of 1 sick leave hour for every 30 hours worked (up to a maximum of 40 hours). Vacation may not be taken before it is accrued, without senior management approval.

Grant of Stock Options

It will be recommended to the Board that you be granted an incentive stock option to purchase 324,600 shares of the Company’s common stock in accordance with the Company’s 2007 Equity Incentive Program. The recommendation will set the per share exercise price of the option, at the fair market value of the stock on the date of grant. The option will vest over time as you provide services to the Company. The recommended vesting schedule shall be over a four-year period with 25% of the option shares vesting upon the first anniversary of your employment with the Company, and thereafter at the rate of 1/48 per month over the next three years, subject to your continuous employment with the Company. If you are terminated except for cause in the first year of your employment, 1/48 of the option shares per month of employment will vest immediately. The option and any associated restrictions will be evidenced by the Company’s standard stock option agreement. The above options will vest fully on a Change of Control of the Company. A “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; provided, that, in no event shall any private sale in a capital raising transaction or public offering of the Company’s securities be deemed to constitute a Change of Control.

At-Will Employment

Your employment with the Company is “at-will.” That means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of written agreement expressly altering the at-will employment relationship and signed by you and the Company’s CEO.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•     Your ability to provide satisfactory documentary proof of your identity and eligibility to work in the United States on or before your third day of employment. Enclosed is the INS Form 1-9, Employment Eligibility Verification, the second page of which includes a description of acceptable documentary proof.

•     Your signed agreement to, and ongoing compliance with, the terms of the enclosed Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

•     Your consent to, and our receipt of results satisfactory to the Company of, reference and background checks.

•     Your execution and return of the enclosed copy of this letter to me no later than 27 May, 2011, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that: (a) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee, except for any such obligations that have been approved by the Board; and (b) you have no and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this offer and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. This letter shall supersede any existing employment arrangement or agreement with the Company. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the CEO. California law shall govern this letter. If any provision of this letter is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

We look forward to you accepting this offer and our having a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below on the enclosed copy of this letter and return it to me. You should bring your INS Form 1-9 required identification and proof of authorization to work with you.

If you have any questions regarding this letter, please fee free to contact me at (415) 437-0132.

Sincerely,

Michael J. Finney
Chief Executive Officer

I accept the above offer, and will begin employment on the date set forth above.

Dated: 27 March , 2011	/s/
Signature

VAXART, INC.

AMENDMENT TO OFFER LETTER AND OPTION GRANT AGREEMENT

This Amendment to Offer Letter and Option Grant Agreement (the “Amendment”) is made and effective as of October 1, 2011, by and between Vaxart, Inc., a Delaware corporation (the “Company”) and Wouter Latour, MD (the “Officer”), and amends the Officer’s original offer letter with the Company dated as of May 25, 2011 (the “Offer Letter”).

RECITAL

A.     The Company and the Officer wish to amend the Offer Letter to provide for the Officer’s new role as President and Chief Executive Officer.

AGREEMENT

In consideration of the mutual promises, covenants and conditions hereinafter set forth, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     The first and second sentence of the introduction paragraph of the Offer Letter entitled is hereby amended to read in its entirety as follows:

“Vaxart, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer, effective October 1, 2011. This is a full-time position, reporting to the Company Board of Directors.”

2.      The first sentence of the first paragraph of the section entitled “Salary and Benefits” is hereby amended to read in its entirety as follows:

“You will be paid an annual salary of $300,000.”

3.      The first two sentences of the third paragraph of the section entitled “Salary and Benefits” is hereby amended to read in its entirety as follows:

“You will entitled to Standard Company Holidays and paid vacation of 15 days per year. Vacation may be accrued up to a maximum of 30 days.”

4.     Additionally, in connection with this Amendment, it will be recommended to the Board of Directors of the Company that you be granted an incentive stock option (to the maximum extent permissible under Internal Revenue Code) to purchase up to 468,900 shares of Common Stock pursuant to the Company’s 2007 Equity Incentive Program. The exercise price per share will be determined by the Board of Directors, and the terms of this option grant will be the same as the prior grant set forth in your Offer Letter.

5.     A new section entitled “Parachute Payments” is hereby added to the Offer Letter, reading in its entirety as follows:

“Parachute Payments. If any payment or benefit you would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments and/or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of current cash payments; reduction of deferred cash payments subject to Code Section 409A; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards.

The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the professional firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.”

4.     A new section entitled “Code Section 409A” is hereby added to the Offer Letter, reading in its entirety as follows:

“Code Section 409A. Notwithstanding any provision to the contrary in this Amendment, if you are deemed by the Company at the time of your separation from service (as defined under Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your separation from service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this Amendment shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive installment payments under this Amendment shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under of Treasury Regulation 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this agreement will be construed to the greatest extent possible as consistent with those provisions.”

5.     Except as specifically amended herein, the Offer Letter shall remain in full force and effect.

6.     This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

The parties hereto have executed this Amendment as of the day and year above first written.

COMPANY: VAXART, INC.

By:	/s/ SeanTucker

Name:	SeanTucker
(print)
Title:	CSO

OFFICER: WOUTER LATOUR

/s/ Wouter Latour